 Pricing Supplement                Pricing Supplement Number 17 Dated Monday, June 25, 2001

CUSIP Number	Resale Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date**	1st Coupon Date**	Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XBX0	100%	2.000%	$31,978,380.00	6.750%	Monthly	6/15/2016	7/15/2001	$3.19	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: *Callable at 100.000% on 6/15/2004 and every coupon date thereafter.

*The Internotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 6/15/2004 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
Joint Lead Managers:  Banc of America Securities LLC & Incapital LLC.  Lead Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Edward Jones, Merrill Lynch & Co., Morgan Stanley Dean Witter, Paine Webber Incorporated, Prudential Securities, & Salomon Smith Barney.

CUSIP Number	Resale Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date**	1st Coupon Date**	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XBY8	100%	2.500%	$6,492,525.00	6.850%	Semi-annually	6/15/2021	12/15/2001	$31.78	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: *Callable at 100.000% on 6/15/2005 and every coupon date thereafter.

*The Internotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 6/15/2005 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
Joint Lead Managers:  Banc of America Securities LLC & Incapital LLC.  Lead Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Edward Jones, Merrill Lynch & Co., Morgan Stanley Dean Witter, Paine Webber Incorporated, Prudential Securities, & Salomon Smith Barney.

CUSIP Number	Resale Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date**	1st Coupon Date**	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XBZ5	100%	2.500%	$41,977,650.00	7.100%	Semi-Annually	6/15/2026	12/15/2001	$32.94	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: *Callable at 100.000% on 6/15/2006 and every coupon date thereafter.

*The Internotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 6/15/2006 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Joint Lead Managers:   Banc of America Securities LLC & Incapital LLC.  Lead Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Edward Jones, Merrill Lynch & Co., Morgan Stanley Dean Witter, Paine Webber Incorporated, Prudential Securities, & Salomon Smith Barney.

**If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	Trade Date: Monday, June 25, 2001 @12:00 PM ET
Settlement Date: Thursday, June 28, 2001 @03:30 PM ET
Minimum Denomination/Increments: $1000.00/$1000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

InterNotes(sm) is the service mark of Incapital, LLC. All rights reserved

Bank of America Corporation $3,000,000,000 InterNotes(sm) Prospectus Dated 22-Jan-01 Page 1 of 1